Exhibit 99.1

News Release Sunoco, Inc. 1818 Market Street, Suite 1500 Philadelphia, PA 19103
For further information contact:
Thomas Golembeski (media) 215-977-6298
Clare McGrory (investors) 215-977-6764

SUNOCO ANNOUNCES $500 MILLION SHARE REPURCHASE AUTHORIZATION

Philadelphia, August 9, 2011 – Sunoco, Inc. (NYSE: SUN) announced today that it intends to repurchase up to $500 million of its outstanding common stock, pursuant to an existing authorization from its Board of Directors.

“We believe Sunoco shares are significantly undervalued in the current market. Now is a good time to repurchase shares of our stock,” said Lynn L. Elsenhans, Sunoco’s chairman and chief executive officer. “We remain focused on delivering value to shareholders and believe that a share repurchase program of this magnitude is an appropriate and strategic use of the company’s cash while still allowing the flexibility to continue pursuing growth in our retail and logistics businesses.”

The share repurchases will be conducted in accordance with applicable securities laws. The Company is not obligated to make any purchases and the program may be suspended or discontinued at any time. As of June 30, 2011, Sunoco had approximately 121.6 million shares outstanding.

Sunoco is a leading transportation fuel provider, with operations located primarily in the East Coast and Midwest regions of the United States. The Company sells transportation fuels through more than 4,900 branded retail locations in 24 states. APlus convenience stores are operated by the Company or independent dealers in more than 600 retail locations. The retail network in the Northeast is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 505,000 barrels per day. Sunoco is also the General Partner and has a 34-percent interest in Sunoco Logistics Partners L.P., a publicly traded master limited partnership which owns and operates 7,900 miles of refined product and crude oil pipelines and approximately 40 active product terminals. Sunoco has an 81-percent ownership interest in SunCoke Energy, Inc., a publicly traded company which makes high-quality metallurgical-grade coke for major steel manufacturers. SunCoke Energy has facilities in the U.S. which have the capacity to manufacture approximately 3.7 million tons of metallurgical-grade coke annually and is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.